Exhibit 4.3

COMSTOCK RESOURCES, INC.

ARTICLES OF AMENDMENT TO THE
CERTIFICATE OF VOTING POWERS, DESIGNATIONS,
PREFERENCES, AND RELATIVE, PARTICIPATING,
OPTIONAL OR OTHER SPECIAL RIGHTS OF
SERIES A 1999 CONVERTIBLE PREFERRED STOCK
AND SERIES B 1999 NON-CONVERTIBLE PREFERRED STOCK

        Pursuant to the provisions of Articles 78.385 and 78.390 of the General Corporation Law of Nevada, the undersigned corporation adopts the following Articles of Amendment to Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional and other Special Rights of Series A 1999 Convertible Preferred Stock and Series B 1999 Non-Convertible Preferred Stock (the “Certificate of Designation”):

I

        The name of the corporation is Comstock Resources, Inc.

II

        The following Amendment to the Certificate of Designation was approved by all holders of shares of the Series A 1999 Convertible Preferred Stock:

1.     Certain Definitions. The following term is added to Section 1 of the Certificate of Designation:

“COC Cash Equivalent Amount” means, with respect to any cash amount which may be paid to the holders of the Series 1999 Preferred Stock by way of dividend, redemption or other distribution, the number of shares (or fraction thereof) of Freely Tradeable Common Stock equal in value to such cash amount. For purposes of determining the COC Cash Equivalent Amount, the shares of Freely Tradeable Common Stock shall be valued at sixty-seven percent (67%) multiplied by the lower of (i) the 30-Day Average Price of the Common Stock or (ii) the 5-Day Average Price of the Common Stock; provided, that if the COC Cash Equivalent Amount cannot be ascertained by such methods, then the Freely Tradeable Common Stock shall be valued at sixty-seven percent (67%) multiplied by the lower of (i) the net book value per share of Common Stock, determined in accordance with generally accepted accounting principles, or (ii) the fair value per share of Common Stock determined pursuant to the Valuation Procedure. The COC Cash Equivalent Amount shall be determined as of the date immediately prior to the date of issuance of any such Freely Tradeable Common Stock.

    2.        Redemptions Upon Change of Control or Merger. Clause (a) of Section 4.2 of the Certificate of Designation is hereby amended to read in its entirety as follows:

    (a)(i)        Upon the sale, conveyance or disposition of all or substantially all of the assets of the Company, a merger, consolidation or other reorganization of the Company in a transaction or series of related transactions (except for a merger, consolidation or reorganization as to which Subsection 4.2(b) applies or after the consummation of which the stockholders of the Company own a majority of the voting securities of the surviving corporation or its parent corporation) each holder of the Series 1999 Preferred Stock shall have the right to require that the Company redeem all or any part of such holder’s Series 1999 Preferred Stock on a date that is no earlier than three Business Days following the date such holder notifies the Company of its election to cause the Company to redeem its Series 1999 Preferred Stock for cash out of legally available funds at a price per share equal to the Liquidation Amount.

    (ii)        Upon a Change of Control, each holder of the Series 1999 Preferred Stock shall have the right to require that the Company redeem all or any part of such holder’s Series 1999 Preferred Stock on a date that is no earlier than three Business Days following the date such holder notifies the Company of its election to cause the Company to redeem its Series 1999 Preferred Stock. Redemptions pursuant to this Section 4.2(a)(ii) shall be paid, at the option of the Company (subject to the rights of holders under Section 4.5 below), (i) in cash for a price per share of Series 1999 Preferred Stock equal to the Liquidation Amount, (ii) with shares (whether whole or fractional) of Freely Tradeable Common Stock having a COC Cash Equivalent Amount equal to the Liquidation Amount or (iii) by a combination of cash and such shares; provided, that if such redemption shall be paid in a combination of cash and shares of Freely Tradeable Common Stock, all holders of the Series 1999 Preferred Stock shall receive cash and shares of Freely Tradeable Common Stock in the same ratio, except that the Company, at its option, may pay cash in lieu of fractional shares of Freely Tradeable Common Stock valued at the COC Cash Equivalent Amount.

    3.        Redemption Notice. Section 4.5 of the Certificate of Designation is hereby amended to read in its entirety as follows:

        The Company shall give written notice (the “Redemption Notice”) to each holder of the class of Series 1999 Preferred Stock to be redeemed by the Company at least 20 Business Days prior to the date (the “Redemption Date”) of any redemption required or permitted to be made by the Company under this Section 4, such notice to be addressed to each holder at the address as it appears on the stock transfer books of the Company. Such notice shall specify (i) the class or classes of Series 1999 Preferred Stock to be redeemed, (ii) the Redemption Date, (iii) the number of all shares of each class of the Series 1999 Preferred Stock of each holder to be redeemed and (iv) the amount and form or forms of payment therefor and the method of calculation thereof (the “Redemption Amount”). On or after each such Redemption Date, each holder of the Series 1999 Preferred Stock shall surrender a certificate or certificates representing the number of shares of each class of the Series 1999 Preferred Stock to be redeemed as stated in the Redemption Notice provided by the Company. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Amount is either paid or made reasonably available for payment in immediately available funds, Common Stock or a combination thereof as provided herein to the holders of the Series 1999 Preferred Stock being redeemed, then notwithstanding that the certificates evidencing any of the Series 1999 Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith terminate after the Redemption Date, except only the right of the holders to receive the Redemption Amount without interest upon surrender of their certificate or certificates. Notwithstanding anything to the contrary contained herein, (i) with respect to any shares of Series 1999 Preferred Stock scheduled for redemption pursuant to a Redemption Notice, the holders of such shares may at any time prior to the Redemption Date, upon written notice to the Company as provided herein, exercise their right to convert all or any portion of such shares into Common Stock at the Conversion Price; and (ii) with respect to a Redemption Notice delivered pursuant to a Change of Control, if the Redemption Notice provides that the Redemption Amount will be paid in cash, the holders of shares of Series 1999 Preferred Stock shall have the option, upon written notice to the Company delivered prior to the Redemption Date, to require the Company to pay the Redemption Amount in shares of Freely Tradeable Common Stock valued at the COC Cash Equivalent Amount. For purposes of calculating the redemption payment of the Series B 1999 Preferred Stock to be made pursuant to this Section 4.5, the Series B 1999 Preferred Stock shall be deemed to have the same Conversion Price as the Series A 1999 Preferred Stock.

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III

        In order to effectuate the Amendment to the Certificate of Designation, the Directors of the corporation adopted a resolution setting forth the Amendment proposed, declaring its advisability, and submitting it to approval by the holders of the Series 1999 Preferred Stock.

IV

        The number of shares of Series 1999 Preferred Stock of the corporation outstanding and entitled to approve the Amendment at the time of adoption was 1,757,310 shares.

V

        The number of shares approving the Amendment to the Certificate of Designation was 1,757,310. The number of shares voting against such Amendment was 0 and the number of shares abstaining was 0.

      Dated: March 19, 2003

         COMSTOCK RESOURCES, INC.

         /s/ M. JAY ALLISON
         M. Jay Allison
         Chief Executive Officer

         /s/ ROLAND O. BURNS
         Roland O. Burns
         Secretary